Exhibit 99.1
Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 México D.F., México

Explanation of Responses:

Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) beneficially owns directly 23,350,000 Saks Shares as of August 30, 2012.  Saks Shares reported as beneficially owned by Inmobiliaria include Saks Shares owned directly by Control Empresarial de Capitales, S.A. de C.V., a subsidiary of Inmobiliaria.

The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria.  As a result, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 23,350,000 Saks Shares beneficially owned directly by Inmobiliaria.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Eduardo Valdés Acra
Eduardo Valdés Acra
Marco Antonio Slim Domit	Attorney-in-Fact*
August 31, 2012
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inmobiliaria, which are filed as exhibits to the Form 4 filed by the Reporting Persons with the U.S. Securities Exchange Commission on January 2, 2009 in respect of its ownership of equity shares in Bronco Drilling Company, Inc. and the Joint Filing Agreement among the Slim Family, Inmobiliaria and Orient Star Holdings LLC  (which has been subsequently merged into Inmobiliaria), filed as an exhibit to the Form 4 filed by Orient Star Holdings LLC, Inmobiliaria and the members of the Slim Family on May 4, 2005, which are hereby incorporated herein by reference.